Exhibit 1.A.(5)(a)

MONARCH LIFE INSURANCE COMPANY A stock company located in Springfield, Massachusetts Variable Life Insurance Service Office: 225 Broadway, New York, New York 10007

Variable Life Insurance Policy

This policy is a legal contract between its owner and us. Please read it carefully. In this policy, the word you refers to the insured shown in the Policy Schedule. We refers to Monarch Life Insurance Company.

The policy description on this cover assumes that premiums are paid when due.

Death Benefit Provided by This Policy

We will pay the death benefit proceeds to the beneficiary when we receive proof of your death.

This policy has a Guaranteed Insurance Amount. It is the policy’s face amount until the 10th policy anniversary or the anniversary nearest your 25th birthday, whichever is later. Afterwards, the Guaranteed Insurance Amount is twice the face amount.

During the first policy year, the death benefit equals the Guaranteed Insurance Amount. Afterwards, the death benefit may increase or decrease on each policy anniversary, depending on the investment return for this policy. Regardless of investment return, the death benefit can never be less than the Guaranteed Insurance Amount.

For details on death benefit proceeds see Proceeds Payable to The Beneficiary.

Lifetime Benefits Provided by This Policy

During your lifetime, we provide cash value benefits and other important rights as described in this policy. See Policy Benefits for The Owner for information on cash values.

The cash value may increase or decrease on any day, depending on the investment return for this policy. No minimum amount is guaranteed.

Investment Results for This Policy

The owner can allocate this policy’s investment base among investment divisions. Each division invests in shares of a single mutual fund.

Cash values and death benefits increase or decrease depending on:

•       the investment experience of the divisions; and

•       the allocation of the policy’s investment base among the divisions.

When applying for this policy, the owner can select the percentage of the first year net annual premium to be allocated among the divisions. Allocations can be changed after the policy is in effect. This is explained further in How Variable Life Insurance Works.

Right to Examine This Policy

This policy may be returned within 10 days after the owner receives it, or within 45 days after the owner completes part I of the application, whichever is later. Mail or deliver it to us or to the agent who sold it. The returned policy will be treated as if we never issued it. We’ll promptly refund any premium paid.

[Signature Appears Here] Secretary                                     [Signature Appears Here] President

Variable Life Insurance Policy - No Policy Dividend	Variable life insurance is payable upon the death of the insured. Death benefit is subject to a guaranteed minimum. Guaranteed minimum increases to double the face amount at age 25 or 10 years after issue, whichever is later. Fixed premiums are payable for the period stated in the Policy Schedule during the life of the insured. Investment return is reflected in policy benefits.

55750

Policy Contents
Sections in This Policy	Introduction to This Policy Premium Payments How Variable Life Insurance Works Policy Benefits for The Owner Proceeds Payable to The Beneficiary Choosing An Income Plan Other Important Terms

Where to Find It	3 age	5 investment base
	6 allocation of investment base	5 investment divisions
	6 allocation of net premiums	7 investment return
	15 annual report	3 issue age
	10 assignment	10 loans
	15 authority to make agreements	6,10 loans, effect on calculations
	3 beneficiary	1,5 mutual funds
	9 cancelling this policy	8 net cash value
	8 cash value	9 net single premium
	8 cash value benefits	3 notice to us
	3 change of owner or beneficiary	3 owner
	14 contesting this policy	3 policy anniversaries
	3 contingent owner	3 policy date
	3 contract	10 policy debt
	3 date of issue	4 premium payments
	11 death benefit proceeds	11 proof of death
	3 endorsements	7 rates of return, actual and assumed
	11 equivalent paid-up amount	9 reduced paid-up insurance
	15 error in age or sex	4 reinstating this policy
	11 exchange for fixed policy	3 riders
	9 extended term insurance	15 suicide
	4 grace period	9 tabular cash value
	1 Guaranteed Insurance Amount	5 valuation period
	12 income plans	5 Variable Account A
	6 index of investment experience	8 Variable Insurance Amount

Policy Schedule	The Policy Schedule comes right after this page. It gives specific facts about this policy and its coverage. Please refer to it while reading this policy.

POLICY SCHEDULE A

FACE AMOUNT	$100,000
GUARANTEED INSURANCE AMOUNT	$100,000	FOR YEARS 1–10
	200,000	THEREAFTER
ISSUE AGE & SEX	35 MALE
PREMIUM CLASS	STANDARD

BENEFITS AND PREMIUMS TABLE

BENEFIT	AMOUNT	ANNUAL PREMIUM	PREMIUM PERIOD
VARIABLE LIFE INSURANCE	$100,000 200,000 200,000	$2,689.49 2,689.49 0.00	YEARS 1–10 YEARS 11–60 THEREAFTER

INITIAL INSURANCE AMOUNT $100,000.00

INITIAL PREMIUM AMOUNT 2,689.49

THE FIRST PREMIUM IS $2,689.49 AND IS DUE ON OR BEFORE DELIVERY OF THE POLICY. SUBSEQUENT PREMIUMS ARE DUE ON JAN. 1, 1982 AND EVERY 12 MONTHS THEREAFTER DURING THE PREMIUM PERIOD AS SHOWN IN THE ABOVE PREMIUM TABLE.

TOTAL PREMIUMS AS OF DATE OF ISSUE	$ 2,689.49	ANNUALLY,
	1,374.33	SEMIANNUALLY,
	695.23	QUARTERLY OR
	232.64	MONTHLY

PLAN	VARIABLE LIFE INSURANCE
ON THE LIFE OF	RICHARD ROE, THE INSURED	POLICY
DATE OF ISSUE	JANUARY 1, 1981	SCHEDULE
POLICY DATE	JANUARY 1, 1981	A
POLICY NUMBER	SPECIMEN

POLICY SCHEDULE B

FACE AMOUNT	$100,000
GUARANTEED INSURANCE AMOUNT	$100,000 200,000	FOR YEARS 1-10 THEREAFTER
ISSUE AGE & SEX	35 MALE
PREMIUM CLASS	STANDARD

TABULAR CASH VALUES

THE TABULAR CASH VALUES SHOWN BELOW ARE NOT MINIMUM VALUES, BUT REPRESENT THE VALUES THAT WOULD BE PAYABLE IF THE ACTUAL RATE OF RETURN WERE .045 IN EACH POLICY YEAR. THE CASH VALUE MAY BE MORE OR LESS THAN AMOUNTS SHOWN. SEE ‘POLICY BENEFITS FOR THE OWNER’ FOR DESCRIPTION OF CASH VALUES.

INTERIM TABULAR CASH VALUES IN FIRST POLICY YEAR

END OF POLICY MONTH	INTERIM TABULAR CASH VALUES	END OF POLICY MONTH	INTERIM TABULAR CASH VALUES	END OF POLICY MONTH	INTERIM TABULAR CASH VALUES
1	$0	5	$404	9	$1,054
2	0	6	564	10	1 ,219
3	79	7	729	11	1,379
4	239	8	894	12	1,544

TABULAR CASH VALUES AT ENDS OF POLICY YEARS

END OF POLICY YEAR	TABULAR CASH VALUES	END OF POLICY YEAR	TABULAR CASH VALUES	END OF POLICY YEAR	TABULAR CASH VALUES
1	$1,544	9	$23,657	17	$49,082
2	3,944	10	26,938	18	52,468
3	6,443	11	29,914	19	55,901
4	9,042	12	32,957	20	59,378
5	11,744	13	36,065	AGE 60	77,274
6	14,552	14	39,235	AGE 62	84,564
7	17,470	15	42,463	AGE 65	95,495
8	20,503	16	45,747	AGE 70	113,118

WE WILL DETERMINE THE TABULAR CASH VALUE ON DATES NOT SHOWN IN A CONSISTENT MANNER WITH ALLOWANCE FOR TIME ELAPSED AND PREMIUMS PAID. VALUES NOT SHOWN WILL BE FURNISHED ON REQUEST.

TABLE OF NET ANNUAL PREMIUMS

THE NET ANNUAL PREMIUMS SHOWN BELOW ARE USED IN THE INVESTMENT BASE

CALCULATION (SEE ‘HOW VARIABLE LIFE INSURANCE WORKS’ SECTION)

AND ARE NOT FOR PREMIUM PAYMENT PURPOSES.

BEGINNING OF POLICY YEAR	NET ANNUAL PREMIUM
1	$1,723.06
2 – 10	2,481.95
11 – 60	2,588.13
THEREAFTER	0.00

THE FIRST YEAR NET ANNUAL PREMIUM WILL BE ALLOCATED AS FOLLOWS:

50 % TO DIVISION 1                 30% TO DIVISION 4

10 % TO DIVISION 3                 10% TO DIVISION 5

SPECIMEN	POLICY SCHEDULE B

POLICY SCHEDULE C

TABLE OF NET SINGLE PREMIUMS (MALE)

FOR $1.00 OF VARIABLE INSURANCE AMOUNT OR PAID-UP WHOLE LIFE INSURANCE

AGE OF INSURED (NEAREST BIRTHDAY)	NET SINGLE PREMIUM	AGE OF INSURED (NEAREST BIRTHDAY)	NET SINGLE PREMIUM	AGE OF INSURED (NEAREST BIRTHDAY)	NET SINGLE PREMIUM	AGE OF INSURED (NEAREST BIRTHDAY)	NET SINGLE PREMIUM
0	.07999	25	.16522	50	.39427	75	.72817
1	.07689	26	.17102	51	.40689	76	.74025
2	.07869	27	.17706	52	.41971	77	.75216
3	.08080	28	.18335	53	.43273	78	.76386
4	.08307	29	.18992	54	.44593	79	.77524
5	.08550	30	.19674	55	.45929	80	.78623
6	.08808	31	.20385	56	.47282	81	.79681
7	.09083	32	.21125	57	.48648	82	.80696
8	.09375	33	.21895	58	.50026	83	.81672
9	.09683	34	.22696	59	.51413	84	.82612
10	.10007	35	.23528	60	.52808	85	.83523
11	.10347	36	.24392	61	.54207	86	.84409
12	.10700	37	.25286	62	.55610	87	.85277
13	.11066	38	.26211	63	.57013	88	.86134
14	.11444	39	.27165	64	.58414	89	.86987
15	.11834	40	.28146	65	.59811	90	.87845
16	.12235	41	.29155	66	.61199	91	.88713
17	.12647	42	.30190	67	.62575	92	.89601
18	.13072	43	.31253	68	.63934	93	.90517
19	.13510	44	.32342	69	.65271	94	.91477
20	.13965	45	.33460	70	.66582	95	.92519
21	.14436	46	.34603	71	.67867	96	.93673
22	.14926	47	.35773	72	.69128	97	.94995
23	.15436	48	.36968	73	.70371	98	.96446
24	.15968	49	.38186	74	.71599	99	.97788
						100	1.00000

VALUES SHOWN ARE FOR POLICY ANNIVERSARIES. THE NET SINGLE PREMIUM ON A DATE DURING A POLICY YEAR IS DETERMINED BY INTERPOLATION BETWEEN THE VALUES FOR THE IMMEDIATELY PRECEDING AND IMMEDIATELY FOLLOWING ANNIVERSARIES.

MALE	POLICY SCHEDULE C

POLICY SCHEDULE D

DESCRIPTION OF INVESTMENT DIVISIONS

EACH INVESTMENT DIVISION INVESTS IN SHARES OF A SINGLE MUTUAL FUND MANAGED BY FUND ASSET MANAGEMENT, INC., A SUBSIDIARY OF MERRILL LYNCH ASSET MANAGEMENT INC., WHICH IS IN TURN A SUBSIDIARY OF MERRILL LYNCH & CO., INC.

DIVISION 1	MONEY RESERVE MUTUAL FUND

OBJECTIVE:	Preservation of capital, liquidity and a high level of current income consistent with those objectives.

INVESTMENTS:	Money market instruments including: short term U.S. government securities, government agency securities, bank money instruments, prime commercial paper and high grade short term corporate obligations.

TERM:	Substantially all issues maturing in less than 1 year.

DIVISION 2	INTERMEDIATE GOVERNMENT MUTUAL FUND

OBJECTIVE:	Above average income while protecting principal.

INVESTMENTS:	Debt securities of U.S. government or its agencies.

TERM:	Generally securities maturing in more than 5 and less than 15 years.

DIVISION 3	LONG TERM CORPORATE BOND MUTUAL FUND

OBJECTIVE:	High current income.

INVESTMENTS: TERM:	Primarily fixed income corporate securities including high and low rated investment grade bonds. Generally corporate bonds maturing in more than 15 years.

DIVISION 4	CAPITAL STOCK MUTUAL FUND

OBJECTIVE:	Long term growth of capital and income, plus reasonable current income.

INVESTMENTS:	Common stocks of good or improving quality thought to be undervalued. Cash reserves including government and money market securities will be used as management considers appropriate.

DIVISION 5	GROWTH STOCK MUTUAL FUND

OBJECTIVE:	Above average long term growth. Current income not a major consideration.

INVESTMENTS:	Generally in common stock of companies appearing to be ready for rapid growth in earnings and thought to be undervalued.

NOTE:	INVESTMENT RETURN WILL REFLECT FLUCTUATIONS IN MARKET VALUE OF SECURITIES; IN PARTICULAR, DIVISIONS 3, 4, AND 5. PLEASE REFER TO THE PROSPECTUS FOR A FULLER DESCRIPTION OF THE FUNDS.

POLICY SCHEDULE D

Introduction to This Policy

This policy insures your life. You are also the owner of this policy unless another owner has been named in the application. If someone else is named as owner, that person has the rights and options described in this policy.

This Policy Is A Contract

This policy is a contract between its owner and us. We provide insurance coverage and other benefits as stated in this policy. We do this in return for a completed application and payments called premiums.

Whenever we use the word policy, we mean the entire contract. The entire contract consists of:

•   the basic policy;

•   the application, a copy of which is attached; and

•   any attached riders or endorsements.

Riders and endorsements add provisions or change the terms of the basic policy.

Dates and Ages Referred to in This Policy

The following dates and ages are shown in the Policy Schedule.

Date of Issue.

Coverage starts on this date or when the first premium is paid, whichever is later.

Policy Date.

This date is used to determine premium due dates and policy months, years and anniversaries. The policy date may or may not be the same as the date of issue.

Issue Age.

This is the age we use to determine premiums for this policy. It is your age on your birthday nearest the policy date. Any other reference to age in the Policy Schedule means the policy anniversary nearest your birthday for that age.

Right to Name A Contingent Owner	If you are not the owner, the owner may name a contingent owner. The owner may want to do this in case he or she dies before you. Ownership of this policy would then pass to the contingent owner. If there’s no contingent owner, ownership would pass to the owner’s estate.

The Beneficiary

The beneficiary is the person to whom we pay the proceeds upon your death. We pay the proceeds to the primary beneficiary. If the primary beneficiary has died, the proceeds are paid to any contingent beneficiary. If there is no surviving beneficiary, we pay the proceeds to your estate.

Two or more persons may be named as primary beneficiaries or contingent beneficiaries. In that case we will assume the proceeds are to be paid in equal shares to the surviving beneficiaries. The owner can specify other than equal shares.

The owner can reserve the right to change beneficiaries. If the owner doesn’t reserve this right, the owner and primary beneficiary must act together to exercise the rights and options under this policy.

Change of Owner or Beneficiary	During your lifetime the owner can transfer ownership of this policy or change the beneficiary. To do this, the owner must send us written notice of the change in a form satisfactory to us. The change will take effect as of the day the notice is signed. But the change will not affect any payment made or action taken by us before receipt of the change at our service office.

Sending Notice to Us	Any written notices or requests should be sent to our service office. The address is shown on the front of this policy. Please include your name and policy number.

Premium Payments

In return for insurance coverage and other benefits, the owner makes regular premium payments. The premiums for this policy are shown in the Policy Schedule. Premiums are payable in advance during your lifetime for the period shown in the Policy Schedule.

Where to Pay Premiums	Pay the premiums to our service office. On request we’ll give a receipt signed by our treasurer.

When to Pay Premiums

Payment of the first premium is required to put this policy in effect. After that, premium due dates are measured from the policy date.

Premiums can be paid annually, semiannually, quarterly or monthly. To change from one basis to another, send a written request to our service office. We may require a minimum amount for any premium payment.

Grace Period	When a premium is paid, this policy stays in effect until 31 days after the next premium is due. These 31 days are called the grace period. The policy benefits will not be affected if the premium is paid during the grace period. If you die during the grace period before the premium is paid, we’ll deduct one month’s premium from the proceeds.

What Will Happen if A Premium Is Not Paid	If a premium is not paid by the end of its grace period, any net cash value is applied under one of the cash value benefits. These are explained further in Policy Benefits for The Owner. If there is no net cash value, all coverage stops.

How to Reinstate This Policy

This policy may be reinstated any time within 7 years after the due date of the first unpaid premium. To reinstate means to restore the coverage and investment base that would have been available if all premiums had been paid when due. This policy may not be reinstated after your death, or if it has been cancelled for its net cash value.

To reinstate, we must be given evidence satisfactory to us that you and any other persons insured by this policy are still insurable. The owner also must pay us an amount determined as follows:

(1)    We find the amount of all overdue premiums plus interest to the date of reinstatement.

(2)    We add to (1) any policy debt (plus interest to the date of reinstatement) in effect on the date this policy was continued as reduced paid-up or extended term insurance. See Policy Benefits for The Owner.

(3)    We find the increase in cash value that will result from reinstatement. This increase is multiplied by 1.10.

(4)    We take the larger of (2) and (3).

(5)    We add to (4) any policy debt that arose after this policy was continued as reduced paid-up insurance and is in effect immediately before reinstatement.

We calculate interest at 6% compounded annually.

How Variable Life Insurance Works

The Variable Life Insurance Account

The variable life insurance benefits under this policy are provided through investments we make in Variable Account A. This account is kept separate from our general investment account. It is used only to support variable life insurance policies. However, it does not support this policy if it is being continued as reduced paid-up or extended term insurance.

We own the assets in Variable Account A. Assets equal to the reserves and other liabilities of the account won’t be charged with liabilities that arise from any other business we conduct. But we may transfer to our general account assets which exceed the reserves and other liabilities of Variable Account A.

Variable Account A will buy shares of mutual funds which we determine to be suitable for this policy’s purposes. The account is treated as a unit investment trust under federal securities laws. It is registered with the Securities and Exchange Commission (SEC) according to the Investment Company Act of 1940. It is also governed by the laws of the Commonwealth of Massachusetts.

Income and realized and unrealized gains or losses from assets in Variable Account A are credited to or charged against the account without regard to other income, gains or losses in our other investment accounts.

Variable Account A will be valued at the end of each valuation period. A valuation period is each business day together with any non-business days before it. A business day is any day the New York Stock Exchange (NYSE) is open for trading.

Investment Divisions

Variable Account A has several investment divisions. Each division invests in shares of a single mutual fund. We hold the fund shares in the divisions but do not manage the mutual funds. They are managed by a separate investment advisor registered under the Investment Advisors Act of 1940.

The investment divisions and the mutual funds they invest in are shown in Policy Schedule D. Policy Schedule B shows which divisions were chosen in the application.

Changes Within A Mutual Fund

The owner may exchange this policy for a fixed life insurance policy if a mutual fund:

•   changes its investment advisor; or

•   has a material change in its investment objectives or restrictions.

We will notify the owner if there is any such change. The owner will be able to exchange this policy within 60 days after our notice or the effective date of the change, whichever is later. No evidence of insurability is required on exchange.

If, in our judgment, a fund no longer suits the purposes of this policy due to a change in its investment objectives or restrictions, we can substitute shares of another fund. But we would get prior approval from the SEC and the Massachusetts Insurance Department. We would also get any other required approvals.

Total Investment Base	The total investment base is the amount that this policy provides for investment at any time. It is the sum of the investment bases in each of the investment divisions. The owner selects the divisions in which to place the total investment base. The total investment base can be allocated among 1, 2, 3, 4 or 5 divisions.

Investment Base in Each Investment Division

On The Policy Date.

On the policy date, the investment base in each investment division is the portion of the net annual premium for the first policy year allocated to that division. The value of the net annual premium is shown in Policy Schedule B. We use the allocation percentages requested in the application.

On Policy Anniversaries.

On each policy anniversary, the investment base in each division is calculated as follows:

(1)    We determine the policy’s net cash value on the anniversary. See Policy Benefits for The Owner.

(2)    We allocate the net cash value to each division in proportion to the investment base in that division immediately before the anniversary.

(3)    We determine the portion of the net annual premium for the policy year beginning on that anniversary allocated to that division. We use the allocation percentages selected in the application, or as later changed.

(4)    We add (2) and (3).

During A Policy Year.

On a date during a policy year, the investment base in each division is determined as follows:

(1)    We take the investment base in that division on the preceding anniversary.

(2)    We multiply (1) by that division’s actual rate of return for the period from the preceding policy anniversary to the calculation date.

(3)    We add (1) and (2).

Policy Loans Will Change Our Calculations	A policy loan reduces the total investment base and the investment base in each investment division. On the other hand, repayment of a policy loan will cause an increase. We will take this into consideration in our calculations. See Policy Benefits for The Owner for details on policy loans.

Owner’s Right to Change Allocation of Investment Base	The owner can change the allocation of the total investment base among the investment divisions twice each policy year. To do so, the owner should send us written notice at our service office. The change will take effect when we receive the notice provided no premiums are overdue. Our calculations will reflect the change.

Owner’s Right to Change Allocation of Future Net Premiums

The owner can change the allocation of future net annual premiums among the investment divisions. No less than 10% of a net annual premium may be placed in any one division selected. Percentages must be in whole numbers. For example: 33 1/3 % can not be selected. To make a change, the owner must notify us in writing of the new allocation percentages. The change will take effect on the next policy anniversary provided:

•   we receive the notice at our service office at least 7 days before the anniversary; and

•   no premiums are overdue.

Measurement of Investment Experience

The investment experience of an investment division is determined at the end of each valuation period.

Index of Investment Experience.

We use an index to measure changes in each investment division’s experience during a valuation period. We set the index at $10 when the first mutual fund shares in that division were bought. The index for a current valuation period equals the index for the preceding valuation period multiplied by the experience factor for the current period.

Measurement of Investment Experience (Continued)

How We Determine The Experience Factor.

The experience factor for a valuation period is calculated as follows:

(1)    We take the net asset value per mutual fund share at the end of the current valuation period.

(2)    We add to (1) the per share amount of any dividend or capital gain distribution declared by the mutual fund during the current valuation period. We subtract from that amount a per share charge for our taxes.

(3)    We divide (2) by the net asset value per fund share at the end of the preceding valuation period.

(4)    We subtract a charge not to exceed .00001367 for each day in the valuation period. This charge is to cover expense and mortality risks that we are assuming.

Rates of Return for This	Assumed Rate of Return
Policy

The assumed rate of return on a policy is 4.5% (.045) for a policy year. To find the assumed rate of return for a period less than a full policy year, we use an equivalent daily rate of .01206% and compound it for each day in the period.

Actual Rate of Return

Here’s how we find this policy’s actual rate of return for a policy year:

(1)    We find an investment division’s actual rate of return for a policy year. This equals the change in the division’s index from the first day of the policy year to the first day of the next policy year. We divide this by the index for the first day of the policy year.

For example: Assume a policy year starts on May 1, 1985. If the index in one division on that date is 20.00 and that division’s index on May 1, 1986 increases to 21.60, the actual rate of return is 1.60 divided by 20.00. The result is .08.

(2)    We multiply the actual rate of return for each division by the investment base in that division on the first day of the policy year.

(3)    We add together the results for all divisions.

(4)    We divide the sum by the total investment base on the first day of the policy year.

We   follow a consistent method for periods less than a year.

Investment Return for This Policy

The determination of the investment return for this policy starts on the first day of each policy year and ends on the first day of the next policy year. The investment return for a policy year is the difference between the policy’s actual rate of return for the policy year and .045, multiplied by the total investment base on the first day of the policy year.

We follow a consistent method for periods less than a year.

There’s a positive investment return for a policy year if the policy’s actual rate of return is greater than .045. There’s a negative investment return if the actual rate of return is less than .045.

If the actual rate of return is .045 in each policy year:

•   the death benefit will equal the Guaranteed Insurance Amount shown in the Policy Schedule; and

•   the cash value at the end of each policy year will equal the tabular cash value shown in Policy Schedule B.

If a premium is due and unpaid, the investment return for a period from the due date of the overdue premium to the calculation date will be determined by using the difference between the policy’s actual rate of return and the assumed rate of return for that period. The result is multiplied by the net cash value on the due date of the overdue premium.

The Variable Insurance Amount

The Variable Insurance Amount this policy provides is zero during the first policy year. After that, the amount may be positive or negative.

On each policy anniversary, we find the Variable Insurance Amount for the policy year beginning on that anniversary by taking into account:

•    the Variable Insurance Amount for the preceding policy year; and

•    the investment return for the preceding policy year.

The Variable Insurance Amount changes only on a policy anniversary.

The change in the Variable Insurance Amount on a policy anniversary equals the amount of paid-up insurance (positive or negative) purchased by the investment return for the preceding policy year. To calculate the change in the Variable Insurance Amount, we use the net single premium shown in Policy Schedule C based on your age at the anniversary.

The Variable Insurance Amount, if positive, is reflected in the death benefit proceeds described in Proceeds Payable to The Beneficiary.

Policy Benefits for The Owner There are important rights and benefits that are available to the owner of this policy during your lifetime. We discuss some of these rights and benefits in this section.

Cash Value Benefits

The owner can stop paying premiums and select one of these cash value benefits:

•    cancel this policy and receive the net cash value; or

•    use the net cash value to continue this policy as reduced paid-up insurance without further premiums; or

•    use the net cash value to continue this policy as extended term insurance without further premiums.

When a cash value benefit goes into effect, any benefit rider attached to this policy will end, unless otherwise stated in the rider.

When the policy is continued as reduced paid-up or extended term insurance, this policy’s investment base is transferred from Variable Account A to our general investment account. After that, the benefits will not vary with investment return unless this policy is later reinstated.

Net Cash Value.

The net cash value is the cash value minus any policy debt.

We figure the cash value as follows:

•    if no premium is due and unpaid, the cash value on a date equals the tabular cash value on that date plus (or minus) the net single premium on that date for the Variable Insurance Amount. To this we add (or subtract) the investment return for the period from the first day of the policy year to that date.

•    if a premium is due and unpaid, the cash value on a date within 3 months of the due date of the overdue premium equals the cash value as of the due date plus (or minus) the investment return for the period from the due date to the calculation date.

•    if a policy is being continued as reduced paid-up or extended term insurance, the cash value will equal the policy reserve.

We discuss the investment return for the policy in How Variable Life Insurance Works.

Cash Value Benefits (Continued)	By tabular cash value, we mean the values shown in Policy Schedule B. By net single premium, we mean the values shown in Policy Schedule C.

Cancelling to Receive The Net Cash Value.

The owner can cancel this policy at any time and receive its net cash value. To cancel this policy, the owner must return it to the service office with a signed request for cancellation. The cancellation will take effect on the date the policy and request are sent to us.

The net cash value will vary daily. We will determine the net cash value as of the date we receive the policy and the signed request in our service office. We’ll usually pay the net cash value within 7 days. But we may delay payment when we are not able to determine the amount because:

•   the NYSE is closed for trading; or

•   the SEC determines that a state of emergency exists.

If this policy is being continued as reduced paid-up or extended term insurance, we may delay payment for up to 6 months. If we do delay for 30 days or more, we’ll pay interest at an annual rate of at least 3%.

Reduced Paid-Up Insurance.

The owner can stop premium payments at any time and use the net cash value as a net single premium at your attained age to buy paid-up whole life insurance. The net cash value on the date we receive the request to continue this policy as reduced paid-up insurance determines the amount of insurance that can be bought.

Reduced paid-up insurance has cash and loan values. If you die we will pay the paid-up insurance amount to the beneficiary.

Extended Term Insurance.

The owner can stop premium payments at any time and use the net cash value as a net single premium at your attained age to buy extended term insurance. The amount of extended term insurance will be the Guaranteed Insurance Amount plus the Variable Insurance Amount, if positive, minus any policy debt.

The net cash value and your age on the date we receive a request to continue this policy as extended term insurance determines how long the term insurance will actually last. The insurance amounts will be determined as of the due date of the overdue premium. We will determine the policy debt as of the date we receive the request.

Extended term insurance has a cash value but no loan value. If you die during the term insurance period, we will pay the amount of extended term insurance to the beneficiary.

Extended term insurance is not available unless the premium class shown in the Policy Schedule is standard.

Automatic Selection of A Cash Value Benefit.

The owner might stop paying premiums without selecting a cash value benefit. If that happens, we’ll wait until 2 months after the end of the grace period for the unpaid premium. Then, if the owner still hasn’t chosen a benefit, we’ll select one automatically.

We’ll select extended term insurance if this policy is in a standard premium class. Otherwise, we’ll select reduced paid-up insurance. We’ll also select reduced paid-up insurance if it provides an equal or greater amount of insurance than extended term.

If you die after the grace period but within three months from the due date of an unpaid premium, we will pay the beneficiary the greater of the benefit under reduced paid-up or extended term insurance. In this case, any restriction concerning extended term insurance will not apply.

Policy Loan	The owner may borrow money from us. This policy will be the only security we require for the loan. A loan may be taken any time this policy is in effect, unless it’s being continued as extended term insurance. The owner may repay all or part of the loan at any time while you are living.

Loan Value. If no premium is unpaid for more than 3 months, the loan value is: • 75% of the cash value during the first 3 policy years; or • 90% of the cash value after the first 3 policy years.

If this policy is being continued as reduced paid-up insurance, the loan value is the policy’s cash value on the next anniversary minus interest at 6% a year to the next anniversary.

The amount of the loan may not exceed the loan value. Any existing policy debt will be deducted from a new loan. The smallest loan we will make is $300, unless the loan is being used to pay premiums on this policy.

Interest.

The interest rate on loans is 6% a year. Interest accrues (builds up) each day. Interest payments are due at the end of each policy year. If interest isn’t paid when due, it will be added to the amount of the loan. The sum of all outstanding loans plus accrued interest is called the policy debt.

If the policy debt exceeds the cash value, we will terminate this policy. We will not do this, however, until 31 days after we mail notice of our intent to terminate. We’ll notify, at their last known addresses, the owner and anyone who holds this policy as collateral.

Effect of A Loan.

A loan will be transferred out of Variable Account A, and a repayment will be transferred in. Loans and repayments will be allocated among the investment divisions in proportion to the investment base in each division as of the date of the loan or repayment. A loan, whether or not repaid, will have a permanent effect on the death benefits and cash values. See How Variable Life Insurance Works. If not repaid, the policy debt will reduce the amount of death benefit proceeds or cash value benefits. A loan or repayment will not affect premium payments.

When We Will Make The Loan.

We’ll usually loan the money within 7 days after we receive a proper request. But we may delay making the loan when we are not able to determine the amount because:

•   the NYSE is closed for trading; or

•   the SEC determines that a state of emergency exists.

If the loan is to be used to pay premiums, we’ll make the loan immediately.

If the policy is being continued as reduced paid-up insurance, we may delay making the loan for up to 6 months.

Assignment — Using This Policy As Collateral Security

The owner can assign this policy as collateral security for a loan or other obligation.

This does not change the ownership. But the owner’s rights and any beneficiary’s rights are subject to the terms of the assignment. To make or release an assignment, we must receive written notice, satisfactory to us, at our service office. We’re not responsible for the validity of any assignment.

Right to Exchange for Fixed Life Insurance	The owner may exchange this policy for a policy with benefits that do not vary with investment return. The exchange must be elected within 18 months from the date of issue and only if premiums are not overdue. No evidence of insurability will be required.

The owner may also exchange this policy when certain changes happen within a mutual fund. See How Variable Life Insurance Works.

In some cases, there may be a cash adjustment on exchange. The adjustment will be this policy’s net cash value minus the new policy’s tabular cash value. If the result is positive, we will pay the owner a credit. If the result is negative, the owner must pay us.

We’ll issue the new policy on your life after we receive: • a proper written request; • this policy; and • any amount due us on exchange.

We will determine the amount of a cash adjustment as of the date we receive the policy and written request at our service office.

Other Facts About The New Policy.

The new policy’s owner and beneficiary will be the same as those of this policy on the effective date of the exchange. The new policy will have the same face amount, benefit riders and premium class as this policy. The death benefit under the new policy will be the Guaranteed Insurance Amount in the Policy Schedule. The cash value will be the tabular cash value in Policy Schedule B.

Proceeds Payable to The Beneficiary We will pay the death benefit proceeds to the beneficiary upon your death. The proceeds may be paid in cash or under one or more income plans.

Death Benefit Proceeds

Death benefit proceeds include:

•   the Guaranteed Insurance Amount plus the Variable Insurance Amount, if positive;

•   any insurance on your life provided by riders; and

•   any premium refund for the period beyond the policy month of your death.

We subtract any policy debt from this total. We also subtract one month’s premium if you die during the grace period of an unpaid premium.

In any event, death benefit proceeds (exclusive of amounts due from riders) will be at least equal to the net cash value divided by the net single premium per dollar of paid-up whole life insurance. We call this the equivalent paid-up amount.

All calculations will be made as of the date of death.

The type and amount of death benefit proceeds will be as explained in Policy Benefits for The Owner:

•   if death occurs during the grace period, and the owner had previously elected to continue this policy as reduce paid-up or extended term insurance; or

•   if premiums are overdue beyond the grace period at the date of death.

How to Claim Death Benefit Proceeds

The beneficiary should contact our service office for instructions. We’ll usually pay the proceeds within 7 days after we receive proof of your death, and any other requirements. But we may delay payment of that part of the death benefit that exceeds the Guaranteed Insurance Amount when we are not able to determine the Variable Insurance Amount or equivalent paid-up amount because:

•   the NYSE is closed for trading; or

•   the SEC determines that a state of emergency exists.

We will add interest to the death benefit proceeds at an annual rate of at least 3% from the date of death to the date of payment.

Choosing An Income Plan

The owner may choose one or more income plans during your lifetime. If, at the time of your death, no plan has been chosen for paying death benefit proceeds, the beneficiary may choose a plan within one year. For each plan we’ll issue a separate written agreement putting the plan into effect.

Our approval is needed for any plan where:

•   the person named to receive payments is other than the owner or beneficiary; or

•   the person named is not a natural person, such as a corporation; or

•   any income payment would be less than $25

The Income Plans

There are six income plans to choose from. They are:

Plan 1. Income for A Fixed Period

Payment is made in equal installments for a fixed number of years. We guarantee each monthly payment will be at least the amount shown in the following table. Values for annual, semiannual or quarterly payments are available on request.

Income for A Fixed Period Table

(Payments for Each $1000 Applied)

Fixed Period	Monthly	Fixed Period	Monthly
(Years)	Payment	(Years)	Payment
1	$84.47	16	$6.53
2	42.86	17	6.23
3	28.99	18	5.96
4	22.06	19	5.73
5	17.91	20	5.51
6	15.14	21	5.32
7	13.16	22	5.15
8	11.68	23	4.99
9	10.53	24	4.84
10	9.61	25	4.71
11	8.86	26	4.59
12	8.24	27	4.47
13	7.71	28	4.37
14	7.26	29	4.27
15	6.87	30	4.18

Plan 2. Income for Life

Payment is made to the person named in equal monthly installments and guaranteed for at least a period certain. If the person named lives beyond the period certain, payments continue until his or her death. The period certain can be 10 or 20 years. A refund certain may be chosen instead. Under this arrangement, income is guaranteed until payments equal the amount applied. Other periods certain are available on request.

We guarantee each payment will be at least the amount shown in the following table. By age we mean the named person’s age on his or her birthday nearest the plan’s effective date. Amounts for ages not shown are available on request.

The Income Plans (Continued)	Income for Life Tables (Monthly Payments for Each $1000 Applied) Payments to A Male

Age	10 Years Certain	20 Years Certain	Refund Certain
0-10	$3.24	$3.23	$3.22
15	3.32	3.31	3.30
20	3.41	3.40	3.39
25	3.52	3.51	3.50
30	3.66	3.64	3.63
35	3.84	3.81	3.79
40	4.07	4.00	3.99
45	4.36	4.23	4.24
50	4.71	4.50	4.54
55	5.14	4.79	4.92
60	5.68	5.10	5.39
65	6.35	5.38	6.01
70	7.17	5.60	6.83
75	8.07	5.72	7.94
80	8.93	5.75	9.48
85 & over	9.54	5.75	—

Payments to A Female

Age	10 Years Certain	20 Years Certain	Refund Certain
0-10	$3.17	$3.16	$3.15
15	3.23	3.22	3.21
20	3.30	3.29	3.28
25	3.39	3.38	3.37
30	3.50	3.49	3.48
35	3.64	3.62	3.61
40	3.81	3.78	3.77
45	4.04	3.99	3.98
50	4.33	4.23	4.24
55	4.70	4.53	4.57
60	5.17	4.87	4.99
65	5.80	5.22	5.55
70	6.63	5.51	6.32
75	7.64	5.68	7.39
80	8.64	5.74	8.85
85 & over	9.33	5.75	—

Plan 3. Interest Payments

Amounts can be left with us to earn interest at an annual rate of at least 3%. Interest payments can be made annually, semiannually, quarterly or monthly.

Plan 4. Income of A Fixed Amount

Payments of an agreed fixed amount are made annually, semiannually, quarterly or monthly. The fixed amount per year must be at least $60 for each $1,000 of the amount applied. The amount applied will earn interest at an annual rate of at least 3%. Payments will continue until the amount applied and interest are fully paid.

The Income Plans (Continued)

Plan 5. Joint Life Income

This plan is available if there are two persons named to receive payments. At least one of the persons named must be either the owner or beneficiary of this policy. Monthly payments are made as long as at least one of the named persons is living. We guarantee the payments will be at least the amount shown in the following table while both named persons are alive. When one dies, we guarantee to continue paying the other at least 2/3rds of the amount shown. By age we mean the named person’s age on his or her birthday nearest the plan’s effective date. Amounts for two males, two females, or for ages not shown in the table will be given on request.

Joint Life Income Table

(Monthly Payments for Each $1000 Applied)

		Female Age
Male Age		55	60	65	70	75
	50	$4.55	$4.76	$4.99	$5.26	$5.56
	55	4.75	4.99	5.27	5.59	5.95
	60	4.96	5.25	5.59	5.98	6.42
	65	5.18	5.53	5.94	6.43	6.99
	70	5.43	5.84	6.33	6.94	7.66
	75	5.69	6.16	6.73	7.49	8.41

Plan 6. Annuity Plan

An amount can be used to buy any single premium annuity we offer on the plan’s effective date. However, the annuity can be bought at a rate 3% less than the rate new applicants pay. Annuities combine features of guaranteed income and payment similar to plans 2 and 5.

Payments When Named Person Dies

When the person named to receive payments dies, we will pay any amount still due as provided by the plan agreement. The amounts still due are determined as follows:

•     For plan 1, 2, or 4, any remaining guaranteed payments will be continued. The discounted values of the remaining guaranteed payments may be paid in a single sum. This means we deduct the amount of interest each remaining guaranteed payment would have earned had it not been paid out early. The discount interest rate is 3% for plans 1 and 4; 3 1⁄2% for plan 2.

•     For plan 3, we’ll pay the amount left with us and any accrued interest.

•     For plan 5, no amounts are payable after both named persons have died.

•     For plan 6, the annuity agreement will state the amount due, if any.

Other Important Terms

Limits on Our Contesting This Policy	We rely on the statements made in the application. Legally, they are considered representations, not warranties. We can contest this policy if any material statement in the application is false and a copy of that application is attached to this policy.

We won’t contest this policy after it has been in effect during your lifetime for two years from the date of issue. Nor will we contest any rider attached to this policy after the rider has been in effect during your lifetime for two years from its date of issue.

This provision does not prevent us from legally ending the contract at any time if premiums are not paid.

Error in Age or Sex	If an age or sex as stated in the application is wrong, it could mean the premium amount is wrong. Therefore, amounts payable under this policy or its riders will be what the premiums actually paid would have bought at the true age or sex.

Suicide	If you commit suicide within two years from the date of issue, while sane or insane, we’ll pay only a limited benefit. The limited benefit will be the amount of premiums paid for this policy, minus any policy debt.

Claims of Creditors	The proceeds of this policy will be paid free from creditors’ claims to the extent allowed by law.

Authority to Make Agreements

All agreements made by us must be signed by our president or a vice president and by our secretary or an assistant secretary. No other person, including an insurance agent or broker, can:

•     change any of this policy’s terms;

•     extend the time for paying premiums; or

•     make any agreement binding on us.

Annual Report	We will send the owner a report each year soon after the policy anniversary if no premiums are overdue on the anniversary. The report will show the death benefit, cash value, and policy debt on the anniversary and any loan interest for the prior policy year. The report will also show the allocation of the investment base on that anniversary. No report will be sent if the policy is continued as reduced paid-up or extended term insurance.

Changing This Policy	This policy or any benefit riders may be changed to another plan of insurance according to our rules at the time of the change or addition.

Required Note on Our Computations	Our computations of reserves, cash values and single premiums to purchase reduced paid-up or extended term insurance are based on interest at the annual rate of 4 1/2%. Our computations are based on mortality rates from the Commissioners 1958 Standard Ordinary Mortality Table. Except mortality rates for extended term insurance are from the Commissioners 1958 Extended Term Table. When making our computations, we assume that premiums are paid continuously and that death claims are paid immediately.

Cash values at the end of a policy year are equal to reserves. We determine the tabular cash values as follows:

(1)    We find the present value of future death benefits (using the Guaranteed Insurance Amount).

(2)    We find the present value of future net annual premiums.

(3)    We subtract (2) from (1).

We have filed a detailed statement of our computations with the insurance supervisor of the state or jurisdiction where this policy is delivered. The values are not less than those required by the law of that state or jurisdiction. Any benefit provided by an attached rider will not increase these values unless stated in that rider.